HOMEGOLD FINANCIAL, INC.



                                       and



                            FIRST UNION NATIONAL BANK
                                 as Rights Agent






                          SHAREHOLDER RIGHTS AGREEMENT
                                January 29, 2002

                          SHAREHOLDER RIGHTS AGREEMENT


         Shareholder Rights Agreement (as the same may from time to time be amended or supplemented, this "Agreement"), dated as of January 29, 2002, between HomeGold Financial, Inc., a South Carolina corporation (the "Company"), and First Union National Bank, (the "Rights Agent", which term shall include any successor Rights Agent hereunder).

                              W I T N E S S E T H
                              - - - - - - - - - -

         WHEREAS, in order to discourage any person from acquiring shares or additional shares of the Company's outstanding Common Stock, $0.001 par value per share (the "Common Stock") so as to become the Beneficial Owner (as that term is hereinafter defined) of 5% or more of the Common Stock, and to prevent the loss to the Company of its net operating loss carryforwards ("NOL") to be used to offset its taxable income in future years, on January 10, 2002, the Board of Directors of the Company authorized and declared a dividend distribution of a Right (as hereinafter defined) to be effective January 29, 2002 for each whole share of Common Stock outstanding as of the Close of Business on January 9, 2002 (the "Record Date") and authorized the issuance of one Right for each whole share of Common Stock of the Company that is outstanding on the Record Date or that becomes outstanding between the Record Date and the earliest of the second Share Acquisition Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined), each Right representing the right to receive on up to two successive occasions: (i) from the Company, one share of Common Stock, automatically with no further action by the holder or the Company, simultaneously upon the first acquisition on or after the date hereof by a person of beneficial ownership of shares of Common Stock which, together with any Common Stock already owned by such person, would result in such person then owning 5% or more of the outstanding Common Stock; and (ii) from the Company, one share of Common Stock, automatically with no further action by the holder or the Company, simultaneously upon the second acquisition on or after the date hereof by a person of beneficial ownership of shares of Common Stock which, together with any Common Stock already owned by such person, would result in such person then owning 5% or more of the outstanding Common Stock on a date after the date of the acquisition referred to in clause (i) above (the "Rights");

         WHEREAS, First Union National Bank is the stock transfer agent for the Company and has agreed to serve as Rights Agent;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall on any date hereafter, be the Beneficial Owner of 5% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, (iv) any Person who is the Beneficial Owner of 5% or more of the shares of Common Stock outstanding on the date of this Agreement unless thereafter there is any increase in the number of shares of Common Stock owned by such Person (other than pursuant to Rights), and (v) any Person whose ownership (together with all Affiliates and Associates of such Person) of 5% or more of the shares of Common Stock then outstanding will, in the judgment of the Company's Board of Directors, not jeopardize or endanger the availability to the Company of its NOL to be used to offset its taxable income in future years. The Persons described in clauses (i) through (v) above are referred to herein as "Exempt Persons". Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 5% or more of the Common Stock of the Company then outstanding; provided, however, that if any Person, (together with all Affiliates and Associates of such Person, (other than Exempt Persons) shall become the Beneficial Owner of 5% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." In calculating beneficial ownership for purposes of determining whether a Person is an Acquiring Person, shares held for or pursuant to the terms of an employee benefit plan of the Company or any of its Subsidiaries shall not be counted.

                  (b) An "Affiliate" or "Associate" of a Person shall mean any other Person whose Common Stock would be deemed constructively owned by such first Person pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor provision or replacement provision; provided, however, that no Exempt Person shall be deemed an Affiliate or an Associate.

                  (c) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own" any securities which such Person owns directly and which such Person would be deemed to constructively own pursuant to
Section 382 of the Internal Revenue Code of 1986, as amended, or any successor provision or replacement provision.

                  (d) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of South Carolina are authorized or obligated by law or executive order to close.

                  (e) "Close of Business" on any given date shall mean 5:00 P.M., Eastern time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Eastern time, on the next succeeding Business Day.

                  (f) "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

                  (g) "Disinterested Director" shall mean (i) any member of the Company's Board of Directors who is unaffiliated with an Acquiring Person, or an Affiliate or Associate of any such Person and was a member of the Company's Board of Directors prior to the time that an Acquiring Person became such, and any successor of a Disinterested Director who is unaffiliated with an Acquiring Person, or any Affiliate or Associate of any such Person and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Company's Board of Directors.

                  (h) "Final Expiration Date" shall have the meaning set forth in Section 4 hereof.

                  (i) "Group" shall mean two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Common Stock.

                  (j) "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity or Group, and shall include any successor (by merger or otherwise) thereof; provided, however, that when two or more Persons act as a partnership, limited partnership, syndicate or other Group for the purpose of acquiring, holding or disposing of the Common Stock, such partnership, limited partnership, syndicate or other Group shall be deemed to be a single Person.

                  (k) "Record Date" shall have the meaning set forth in the recital clause of this Agreement.

                  (l) "Redemption Date" shall have the meaning set forth in
Section 4 hereof.

                  (m) "Rights" shall have the meaning set forth in the recital clause of this Agreement.

                  (n) "Share Acquisition Date" shall mean the first date after the date hereof on which a Person becomes an Acquiring Person or the second date after the date hereof on which a Person becomes an Acquiring Person.

                  (o) "Subsidiary" of any Person shall mean any other corporation or other entity of which a majority of the voting equity securities or voting interests is owned, directly or indirectly, by such Person, or which is otherwise controlled by such Person.

                  (p) "Summary of Rights"  shall have the meaning set forth in
Section 3(a) hereof.

         Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise and shall in no event be liable for the acts or omissions of any such co-Rights Agent. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

         Section 3.  Notice of Rights; Transferability
                     ---------------------------------

                  (a) On the Record Date, or as soon thereafter as practicable, the Company will send a notification of the existence of the Rights, by postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for the Common Stock outstanding as of the Record Date, until the earlier of the Redemption Date or the Final Expiration Date, the Rights will be evidenced by such certificates for the Common Stock with or without a copy of the Summary of Rights in the form attached hereto as EXHIBIT A (the "Summary of Rights") attached thereto, and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. The rights will be transferable only in connection with the transfer of the underlying shares of Common Stock. Until the redemption, expiration or termination of the Rights, the transfer of any of the certificates for the Common Stock outstanding on the Record Date, even without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

                  (b) Certificates for the Common Stock issued after the Record Date, but prior to the earlier of the Redemption Date or the Final Expiration Date, shall be deemed also to be certificates for Rights, and shall bear the following legend:

                  This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Shareholder Rights Agreement between HomeGold Financial, Inc. and First Union National Bank, as Rights Agent, dated as of January 29, 2002 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of HomeGold Financial, Inc. HomeGold Financial, Inc. will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights issued to Acquiring Persons or any Affiliates or Associates thereof (as defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void.

With respect to such certificates containing the foregoing legend, until the earlier of the Redemption Date or the Final Expiration Date, the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. In the event that the Company purchases or acquires any shares of Common Stock after the Record Date, any Rights associated with such Common Stock shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock which are no longer outstanding.

                  (c) The Company shall give notice to the Rights Agent promptly after it becomes aware of the existence and identity of any Acquiring Person or any Associate or Affiliate thereof.

         Section 4.  Final Expiration of Rights.
                     --------------------------

         The Rights shall expire at the earlier of (i) the Close of Business on May 9, 2003 (the "Final Expiration Date"), (ii) the time when the Rights are redeemed as provided in Section 13 hereof (the "Redemption Date"), or (iii) the day after the second Share Acquisition Date.

         Section 5.  Reservation and Availability of Common Stock.
                     ---------------------------------------------

                  (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock the number of shares of Common Stock that, as provided in this Agreement, will be sufficient to give effect in full to all outstanding Rights.

                  (b) If at the time Common Stock is issued pursuant to the Rights, the then outstanding shares of Common Stock are listed on any national or regional securities exchange or are quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or any successor thereto or other comparable quotation system, the Company shall use its best efforts to cause all shares of Common Stock issued pursuant to the Rights to be quoted on such system or listed on such exchange, as the case may be.

                  (c) The Company covenants and agrees that it will take all such action as may be reasonably necessary to ensure that all shares of Common Stock issued pursuant to the Rights shall, at the time of delivery of the certificates for such shares, be duly and validly authorized and issued and fully paid and nonassessable.

         Section 6. Common Stock Record Date. Each Person in whose name any certificate for Common Stock is issued pursuant to the Rights shall for all purposes be deemed to have become the holder of record of the shares of Common Stock represented thereby on, and such certificate shall be dated, the date upon which a Person became an Acquiring Person thereby entitling the holder of Rights to receive such Common Stock. Prior to the issuance of Common Stock pursuant to a Right, the holder of a Right shall not be entitled to any rights of a shareholder of the Company with respect to shares issuable pursuant to Rights, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

         Section 7. Adjustment of Number of Shares or Number of Rights. The number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this
Section 7. In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, except as otherwise provided in this Section 7, the number and kind of shares of Common Stock issuable on such date, shall be proportionately adjusted so that the holder of any Right after such time shall be entitled to receive the aggregate number of shares of Common Stock which, if such Common Stock had been issued pursuant to the Right immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

                  Notwithstanding anything in this Agreement to the contrary, immediately upon a Share Acquisition Date, any Rights beneficially owned by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7, shall become null and void without any further action and no holder or beneficial owner of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7 are complied with, but shall have no liability to any holder or beneficial owner of Rights or any other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any Affiliates and Associates thereof or any transferee of any of them hereunder.

          Section 8. Agreement of Right Holders. Every holder of a Right shall be deemed to have consented and agreed with the Company and with the Rights Agent and with every other holder of a Right that:

                  (a) each Right will be transferable only simultaneously and together with the transfer of shares of Common Stock;

                  (b) the Company and the Rights Agent may deem and treat the person in whose name the associated Common Stock certificate is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

                  (c) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as the result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligations; provided, however, that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

         Section 9.  Concerning the Rights Agent.
                     ---------------------------

                  (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent and its directors, officers, employees and agents for, and to hold each of them harmless against, any loss, liability, or expense, incurred without gross negligence, recklessness, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent or such other indemnified party in connection with the acceptance and administration of this Agreement or the performance of the Rights Agent's duties hereunder, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.

                  (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement or the performance of the Rights Agent's duties hereunder in reliance upon any letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or in reliance upon the advice of counsel as set forth in Section 11(a) hereof.

                  (c) The indemnity provided in this Section 9 shall survive the expiration of the Rights and the termination of the Agreement.

         Section 10.  Merger or Consolidation or Change of Name of Rights Agent.
                      ---------------------------------------------------------

                  Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of
Section 12 hereof.

         Section 11. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights shall be bound:

                  (a) The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such advice or opinion.

                  (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any duly authorized officer of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith in reliance upon such certificate.

                  (c) The Rights Agent shall be liable hereunder only for its own gross negligence, recklessness, bad faith or willful misconduct.

                  (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                  (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any Right; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement; nor shall it be responsible for any change in the Rights (including the Rights becoming void pursuant to Section 7 hereof) or any adjustment required under the provisions of
Section 7 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment, nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Right or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable; nor shall it be under any obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more of the registered holders of the Rights shall furnish the Rights Agent with security and indemnity to its satisfaction for any costs and expenses which may be incurred; nor shall it be liable for any failure to perform any duties except as specifically set forth herein and no implied covenants or obligations shall be read into this Agreement against the Rights Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

                  (f) The Company agrees that it will inform the Rights Agent promptly upon the Company's determination that a Person has become an Acquiring Person, and the Rights Agent will not be responsible for making such determination or be deemed to have knowledge thereof prior to such notice by the Company. Upon receipt of a notice from the Company that a Person has become an Acquiring Person, the Rights Agent shall, subject to Section 11(j) hereof, thereupon promptly (i)(A) requisition from any transfer agent of the shares of Common Stock (or make available, if the Rights Agent is the transfer agent therefor) certificates for the number of shares of Common Stock to be issued pursuant to the Rights and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Common Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of shares of Common Stock as are to be issued pursuant to the Rights (in which case certificates for the shares of Common Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, and (ii) promptly after receipt of such certificates or depository receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights.

                  The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

                  (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder and certificates delivered pursuant to any provision hereof from any duly authorized officer of the Company, and is authorized to apply to any such officer for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while awaiting instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

                  (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this

Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Rights Agent may execute and exercise any of the rights or powers vested in it or perform any of its duties hereunder either directly or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agent or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided the Rights Agent was not grossly negligent in the selection or continued employment of such agent.

                  (j) Anything in this Agreement to the contrary not withstanding, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

                  (k) No provision in this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

         Section 12. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of Common Stock by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of Common Stock by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any registered holder of Common Stock may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or trust company organized and doing business under the laws of the United States or of the State of South Carolina (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of South Carolina), in good standing, which is authorized under such laws to exercise shareholder services or corporate trust powers and is subject to supervision or examination by federal or state authority or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and mail a notice thereof in writing to the registered holders of Common Stock. Failure to give any notice provided for in this Section 12, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 13.  Redemption.
                      ----------

                  The Board of Directors of the Company may, at its option, at any time prior to the earlier of (x) a Share Acquisition Date, or (y) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted, as determined by the Board of Directors, to reflect any transaction of the kind described in Section 7 hereof occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). In considering whether to redeem the Rights, the Board of Directors of the Company may consider the best long-term and short-term interests of the Company, including, without limitation, the amount of the NOL, and its anticipated availability to the Company.

         Section 14.  Issuance of Common Stock Pursuant to Rights.
                      -------------------------------------------

                  (a) On the first Share Acquisition Date occurring on or after the date hereof, each registered holder of Rights (other than any Rights beneficially owned by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either
(A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 14) will be entitled automatically, without any action by such holder, to receive one share of Common Stock for each such Right dated the first Share Acquisition Date occurring after the date hereof. The Rights Agent will send such shares by first-class, insured, postage-prepaid mail to each holder at the address as shown on the records of the Company.

                  (b) On the second Share Acquisition Date occurring on or after the date hereof, each registered holder of Rights (other than any Rights beneficially owned by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either
(A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 14) will be entitled automatically, without any action by such holder, to receive one share of Common Stock for each such Right (including Rights associated with Common Stock issued on the first Share Acquisition Date occurring after the date hereof) dated the second Share Acquisition Date occurring after the date hereof. The Rights Agent will send such shares by first-class, insured, postage-prepaid mail to each holder at the address as shown on the records of the Company.

                  (c) Immediately after the issuance of Common Stock pursuant to the Rights on the second Share Acquisition Date, the Rights shall terminate without any further action and without any notice.

                  (d) The Company shall not be required to issue fractional shares of Common Stock pursuant to the Rights.

         Section 15. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                                HomeGold Financial, Inc.
                                1021 Briargate Circle, Suite B
                                Columbia, SC 29210
                                Tel: (803) 365-2218
                                Attention:  General Counsel

Subject to the provisions of Section 12 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                                    First Union National Bank
                                    1525 West W.T. Harris Blvd.
                                    Building 3C3
                                    Charlotte, NC  28288-1153
                                    Attention: Equity Services Group

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any certificate representing shares of Common Stock shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

         Section 16. Supplements and Amendments. The Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holder of Rights in order (i) to cure any ambiguity,
(ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect, as determined solely by the Company, the interests of the holders of the Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person or the transferee of an Acquiring Person or any of its Affiliates or Associates); provided, however, that this Agreement may not be supplemented or amended pursuant to clause (iii) of this sentence (A) to lengthen any time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, registered holders of the Rights, or (B) to lengthen any time period relating to when the Rights may be redeemed if at such time the Rights are not then redeemable. Upon the delivery of such certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 16, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the Final Expiration Date, and no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement shall be effective without the consent of the Rights Agent. The interests of the holders of Rights shall be deemed coincident at all times with the interests of the holders of Common Stock.

         Section 17. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 18. Determinations and Actions by the Board of Directors. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor provision or replacement provision. The Board of Directors of the Company (with, where specifically provided for herein, the approval of a majority of the Disinterested Directors) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board (with, where specifically provided for herein, the approval of a majority of the Disinterested Directors) or to the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors (or, where specifically provided for herein, by a majority of the Disinterested Directors) in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject any member of the Board of Directors or any of the Disinterested Directors to any liability to the holders of the Rights or to any other person.

         Section 19. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of Common Stock any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of Common Stock.

         Section 20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and (ii) any term, provision, covenant or restriction found to be invalid, void or unenforceable shall be deemed automatically revised and amended to the minimum extent necessary to make such term, provision, covenant or restriction valid and enforceable to the maximum extent possible in accordance with the original intent and effect of such term, provision, covenant or restriction.

         Section 21. Governing Law. This Agreement and each Right shall be deemed to be a contract made under the laws of the State of South Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within South Carolina.

         Section 22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 23. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


ATTEST:                                       HOMEGOLD FINANCIAL, INC.


By: /s/ David Gaffney                         By: /s/ Ronald J. Sheppard
   ---------------------------------              ----------------------------

Name:  David Gaffney                              Chief Executive Officer
      ------------------------------

Title: Executive Vice President
      ------------------------------

ATTEST:                                       FIRST UNION NATIONAL BANK


By: /s/ Sherrie A. Garrett                    By: /s/ Myron O. Gray
    --------------------------------              ----------------------------

Name:  Sherrie A. Garrett                     Name:  Myron O. Gray
      ------------------------------                --------------------------

Title:  Assistant Vice President              Title: Vice President
       -----------------------------                --------------------------

                                    EXHIBIT A

                            FORM OF SUMMARY OF RIGHTS

On January 10, 2002, the Board of Directors of HomeGold Financial, Inc. (the "Company") declared for each outstanding share of Common Stock of the Company a Shareholder Right to be effective January 29, 2002 to stockholders of record at the close of business on January 9, 2002. Each Right entitles the registered holder of shares of Common Stock to receive on up to two successive occasions:
(i) from the Company, one share of Common Stock, automatically with no further action by the holder or the Company, simultaneously upon the first acquisition on or after the effective date by a person of beneficial ownership of shares of Common Stock which, together with any Common Stock already owned by such person, would result in such person then owning 5% or more of the outstanding Common Stock; and (ii) from the Company, one share of Common Stock, automatically with no further action by the holder or the Company, simultaneously upon the second acquisition on or after the effective date by a person of beneficial ownership of shares of Common Stock which, together with any Common Stock already owned by such person, would result in such person then owning 5% or more of the outstanding Common Stock on a date after the date of the acquisition referred to in clause (i) above. The description and terms of the Rights are set forth in a Shareholder Rights Agreement between the Company and First Union National Bank, as Rights Agent.

         The purpose of the Rights is to protect the Company's net operating loss carry-forwards ("NOLs") (a positive value on the books of the Company) and therefore protect shareholder value. The Company has experienced substantial operating losses in previous years. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company can "carry forward" these losses in certain circumstances to offset future earnings and thus reduce its federal income tax liability (subject to certain requirements and restrictions). The Company believes that it will be able to carry forward several million dollars worth of NOLs in certain circumstances and so believes these NOLs constitute a substantial asset of the Company. If the Company experiences an "Ownership Change" as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs could be substantially limited or lost altogether. The acquisition of HomeSense Financial Corp. and its affiliates by the Company on May 9, 2000, came close to constituting an Ownership Change. The Company believes that if a new stockholder were to acquire beneficial ownership of 5% or more of the Company's Common Stock or an existing "5% stockholder" were to increase its ownership before May 9, 2003, an Ownership Change could occur and the Company could lose part or all of its NOLs. The Board of Directors of the Company has issued the Rights to protect the NOLs which in turn will protect shareholder value. Set forth below is a summary of how the Rights are intended to function to protect the Company's NOLs.

         The Rights will be attached to all outstanding shares of Common Stock, and no separate Right Certificates will be distributed. Common Stock issued after January 9, 2002, but prior to the earlier of redemption or final expiration shall also entitle the holder thereof to the Rights. The Rights will be triggered initially by the acquisition by a person or group of affiliated or associated persons (other than an Exempt Person as defined in the Agreement) of beneficial ownership of such number of shares of Common Stock as, taken with any Common Stock already owned by such person or group, equals or exceeds 5% of the outstanding shares of Common Stock (each such acquirer is hereinafter referred to as an "Acquiring Person" and the date a person becomes an Acquiring Person is referred to hereinafter as a "Share Acquisition Date"). The Rights may be triggered a second time in the event another Acquiring Person acquires Common Stock.

         Simultaneously with the time a person becomes an Acquiring Person, if permitted by applicable law and to the extent adequate authorized but unissued shares of Common Stock are available for issuance, each Right (other than any Rights beneficially owned by any Acquiring Person or its Affiliates or Associates or its or their transferees or certain related persons) entitles the registered holder to receive and such person shall be deemed to have received and own: (i) on the first Share Acquisition Date on or after the effective date, one share of Common Stock automatically with no further action by the holder or the Company; and (ii) on the second Share Acquisition Date on or after the effective date, one share of Common Stock, automatically with no further action by the holder or the Company. The number of shares of Common Stock of the Company to be received will be subject to adjustment as provided in the Rights Agreement.

         Until their redemption or expiration, (a) the Rights will be transferable only with the Common Stock certificates, (b) new Common Stock certificates issued after the record date for the issuance of Rights will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         The Rights will expire at the close of business on May 9, 2003 unless previously redeemed by the Company as described below. Notwithstanding any of the foregoing, in the event any Person becomes an Acquiring Person, Rights that are or were beneficially owned by an Acquiring Person or its Associates or Affiliates and its and their transferees and certain related persons, shall become null and void.

         The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to their expiration. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

         Until Common Stock issuable pursuant to a Right is issued, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends.

         The number of shares of Common Stock issuable, pursuant to the Rights is subject to adjustment from time to time in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock.

         No fractional shares of Common Stock will be issued in connection with a Right.

         The provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

         While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income if they receive shares of Common Stock in the event a person becomes an Acquiring Person.

         A copy of the Shareholder Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement. You can obtain a copy of the Shareholder Rights Agreement by request to the following address or telephone number:

                            HomeGold Financial, Inc.
                         1021 Briargate Circle, Suite B
                               Columbia, SC 29210
                               Tel: (803) 365-2218
                           Attention: General Counsel


                                Table of Contents

Section 1.        Certain Definitions...........................................................1
                  -------------------
Section 2.        Appointment of Rights Agent...................................................3
                  ---------------------------
Section 3.        Notice of Rights; Transferability.............................................4
                  ---------------------------------
Section 4.        Final Expiration Date of Rights...............................................5
                  -------------------------------
Section 5.        Reservation and Availability of Common Stock..................................5
                  --------------------------------------------
Section 6.        Common Stock Record Date......................................................5
                  ------------------------
Section 7.        Adjustment of Number of Shares or Number of Rights............................5
                  --------------------------------------------------
Section 8.        Agreement of Right Holders....................................................6
                  --------------------------
Section 9.        Concerning the Rights Agent...................................................7
                  ---------------------------
Section 10.       Merger or Consolidation or Change of Name of Rights Agent.....................7
                  ---------------------------------------------------------
Section 11.       Duties of Rights Agent........................................................8
                  ----------------------
Section 12.       Change of Rights Agent.......................................................10
                  ----------------------
Section 13.       Redemption...................................................................11
                  ----------
Section 14.       Issuance of Common Stock Pursuant to Rights..................................11
                  -------------------------------------------
Section 15.       Notices......................................................................12
                  -------
Section 16.       Supplements and Amendments...................................................12
                  --------------------------
Section 17.       Successors...................................................................13
                  ----------
Section 18.       Determinations and Action by the Board of Directors..........................13
                  ---------------------------------------------------
Section 19.       Benefits of this Agreement...................................................14
                  --------------------------
Section 20.       Severability.................................................................14
                  ------------
Section 21.       Governing Law................................................................14
                  -------------
Section 22.       Counterparts.................................................................14
                  ------------
Section 23.       Descriptive Headings.........................................................14
                  --------------------

                  Exhibit A - Form of Summary of Rights







                                       i